                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                            CLIFFS DRILLING COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                         [CLIFFS DRILLING COMPANY LOGO]

                                                                  April 29, 1996

To the Shareholders of Cliffs Drilling Company:

     Cliffs Drilling Company's Annual Meeting of Shareholders will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, on Wednesday, May 22, 1996, at 9:00 a.m. local time.

     The directors and officers of the Company look forward to meeting you at the Annual Meeting. There will be a report on operations and ample opportunity for questions.

     Information concerning matters to be voted on at the meeting is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

     WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. If you then attend the meeting and wish to vote your shares in person, you may withdraw your proxy at that time. It is important that your shares be represented.

                                          Sincerely,

                                          /s/ DOUGLAS E. SWANSON

                                          DOUGLAS E. SWANSON
                                          Chairman of the Board

                            CLIFFS DRILLING COMPANY
                          1200 SMITH STREET, SUITE 300
                              HOUSTON, TEXAS 77002

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1996

TO THE SHAREHOLDERS OF CLIFFS DRILLING COMPANY:

     The 1996 Annual Meeting of the Shareholders of Cliffs Drilling Company (the "Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, on Wednesday, May 22, 1996, at 9:00 a.m. local time, for the following purposes, as set forth in the accompanying proxy statement.

          1. To elect two directors to hold office until the 1999 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

          2. To approve a proposed amendment to the Company's 1988 Incentive Equity Plan;

          3. To ratify the selection by the Board of Directors of Ernst & Young LLP as independent public accountants to examine the books, records and accounts of the Company for the year 1996; and

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 28, 1996 are entitled to notice of and to vote at the meeting. A list of such shareholders will be open for examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the office of the Company's Secretary, 1200 Smith Street, Suite 300, Houston, Texas 77002.

                                          By order of the Board of Directors

                                          /s/ JAMES E. MITCHELL JR.
                                          JAMES E. MITCHELL JR.
                                          Secretary

April 29, 1996

                IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE
                        COMPLETED AND RETURNED PROMPTLY

                            CLIFFS DRILLING COMPANY

                          1200 SMITH STREET, SUITE 300
                              HOUSTON, TEXAS 77002

                                                                  April 29, 1996

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of Cliffs Drilling Company, a Delaware corporation (hereinafter called the "Company"), of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 22, 1996, at 9:00 a.m. local time at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, and at any adjournments thereof (the "Annual Meeting").

     A form of proxy is enclosed for use at the meeting. The proxy may be revoked by the shareholder at any time before it is voted. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the nominees for director named on the following pages, for the proposed amendment to the Company's 1988 Incentive Equity Plan and for the ratification of the selection by the Board of Directors of Ernst & Young LLP as independent public accountants to examine the books, records and accounts of the Company for the year 1996.

     This proxy material is being mailed to shareholders beginning on or about April 29, 1996, accompanied by the Company's Annual Report for the year ended December 31, 1995.

     The Company has adopted a policy that all shareholder proxies, consents, authorizations, ballots and tabulations that identify the particular vote of a shareholder are to be maintained in confidence, and that the identity and vote of any shareholder shall not be disclosed to any third party, except as may be necessary to meet applicable legal requirements or to allow the inspectors of election to certify the results of the shareholder vote.

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone, telegraph or telex. In addition, the Company will retain Georgeson & Company Inc., New York, New York, to aid in the solicitation for an estimated cost of $6,500, plus out-of-pocket expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

     Only shareholders of record at the close of business on March 28, 1996 will be entitled to vote at the Annual Meeting. At the close of business on such record date the Company had outstanding 6,189,930 shares of common stock, $.01 par value (the "Common Stock"). Each share of Common Stock entitles the holder thereof to one vote.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be not more than 15 nor less than 3 as may be fixed by the Company's Board of Directors (the "Board"), that the Board shall be divided into 3 classes of directors, with the classes to be as nearly equal in number as possible and that such directors shall be elected to serve 3-year terms.

     The following information describes the Company's 7 directors as of April 26, 1996.

                                                                           TERM       DIRECTOR
                                NAME                              AGE     EXPIRES       SINCE
    ------------------------------------------------------------  ---     -------     ---------
    H. Robert Hirsch............................................  62        1998         1993
    Randolph Newcomer...........................................  60        1998         1992
    Joseph E. Reid..............................................  67        1998         1988
    Michael M. Cone.............................................  58        1997         1988
    John D. Weil................................................  55        1997         1989
    Robert M. McInnes...........................................  65        1996         1993
    Douglas E. Swanson..........................................  57        1996         1988

     H. Robert Hirsch is a consultant in the oil and gas industry and is President of Sycamore Investment Company. From 1981 through 1990, Mr. Hirsch was Chairman, President and Chief Executive Officer of Conquest Exploration Company. He held several senior offices with The Superior Oil Company during the period 1976 through 1981, in addition to serving as a director during the period 1978 through 1981. Prior to this time, Mr. Hirsch held numerous technical and managerial positions with Mobil Oil Corporation during his 22-year employment commencing in 1953. Mr. Hirsch is a member of the Audit, Compensation and Nominating Committees.

     Randolph Newcomer is Executive Vice President of the Company. Mr. Newcomer joined the Company in 1979 as Vice President -- Operations and was elected Senior Vice President -- Operations of the Company in 1986, serving in that office until his election as Executive Vice President effective January 1, 1992.

     Joseph E. Reid is, and since 1984 has been, a director of Riverway Bank & Trust and is, and since 1994 has been, a director of Western Gas Resources, Inc. and Great Western Resources plc. In addition, Mr. Reid is, and from 1982 to 1984 was, a private consultant in the oil and gas industry. From 1984 to 1986, he was President and Chief Executive Officer of Meridian Oil, Inc. (which was a division of Burlington Northern, Inc.). He has held a number of positions with The Superior Oil Company during the period 1978 through 1981, including Chairman, Chief Executive Officer and President, in addition to serving as a director. Mr. Reid is Chairman of the Audit Committee and a member of the Compensation and Nominating Committees.

     Michael M. Cone was President of the Company from 1978 until his resignation from that office effective January 1, 1992. Mr. Cone served as Chairman of the Board of the Company from 1988 until May 19, 1994. Mr. Cone is currently Chairman of the Board of Tri-C Resources Inc. and is a member of the Audit, Compensation and Nominating Committees.

     John D. Weil has been President of Clayton Management Co., a private investment management company, since 1973, a director of Physicians Insurance Co. of Ohio since 1987, a director of CleveTrust Realty Investors since 1991, a director of Oglebay Norton Company since 1992 and a director of Todd Shipyards Corporation and Southern Investors Services since 1993. Mr. Weil has served as a director of the Company since August 8, 1989 and is Chairman of the Compensation Committee and a member of the Audit and Nominating Committees.

     Robert M. McInnes is a private business consultant, an attorney-at-law and until October, 1994, was of counsel to the law firm of Arter & Hadden. Mr. McInnes is also a director of Brush Wellman Inc. and Seaforth Mineral & Ore Co., Inc. Previously, Mr. McInnes was a director of Moore McCormack Resources, Inc., Society National Bank of Cleveland, MLX Corp. and Cleveland-Cliffs Inc. From 1987 to 1988 he was Group Executive Vice President of Cleveland-Cliffs Inc where his responsibilities among several divisions included the operations of the Company's predecessor while it was a wholly-owned subsidiary of Cleveland-Cliffs Inc. From 1983 to 1986, he was President and Chief Executive Officer of Pickands Mather & Co. and The Interlake Steamship Company after holding several senior positions. Mr. McInnes formerly held the positions of General Counsel and later Treasurer with Diamond Shamrock Corporation during the period 1969 to 1970. Mr. McInnes is Chairman of the Nominating Committee and a member of the Audit and Compensation Committees.

     Douglas E. Swanson is President and Chief Executive Officer of the Company. Mr. Swanson was also elected Chairman of the Board of the Company effective May 19, 1994. Mr. Swanson joined the Company in 1978 as Executive Vice President and served in that office until his election as President, effective January 1, 1992. Mr. Swanson is a member of the Nominating Committee.

     Messrs. McInnes and Swanson stand for election this year and are the Company's only nominees named in the proxy. Unless contrary instructions are set forth in the proxies, it is intended that the persons named in the proxy will vote all shares represented by proxies for the election of Messrs. McInnes and Swanson. Should Messrs. McInnes and Swanson become unavailable, it is intended that shares represented by valid proxies will be voted for a substitute nominee designated by the Board.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     The management of the Company is under the direction of its Board of Directors. The Board has established an Audit Committee, Nominating Committee and a Compensation Committee, and may in the future establish other committees to facilitate its work.

     The Audit Committee reviews the scope of the audit by the Company's auditors and the independence of such firm from management of the Company, the annual financial statements of the Company, the adequacy of the Company's internal accounting controls, and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. During 1995, Messrs. Reid (current Chairman of the Audit Committee), Cone, Hirsch, McInnes and Weil were members of the Audit Committee. The Audit Committee met once during 1995.

     The Compensation Committee reviews executive salaries, administers the Incentive Equity Plan and the Incentive Bonus Plan of the Company, and approves the salaries and other benefits of the executive officers. In addition, this Committee advises and consults with the Company's management regarding benefit plans and compensation policies and practices of the Company. During 1995, the members of this Committee were Messrs. Weil (current Chairman of the Compensation Committee), Cone, Hirsch, McInnes and Reid. The Compensation Committee met two times during 1995.

     The Nominating Committee was constituted during the fiscal year to provide a pre-established mechanism for nominating a slate of directors and executive officers, which would be proposed on behalf of the Company's interest, as a result of a potential business combination involving the Company. The Nominating Committee will generally not consider nominees by shareholders. Since its inception in May, 1995, the Nominating Committee members included Messrs. McInnes (current Chairman of the Nominating Committee), Cone, Hirsch, Reid, Swanson and Weil. There being no business to be addressed, the Nominating Committee did not meet during 1995.

DIRECTORS' FEES AND RELATED INFORMATION

     Directors who are not employees of the Company currently receive an annual retainer of $18,000, plus $750 per day for attendance at each meeting of the Board. Directors who serve on committees of the Board also receive $750 per day for committee meetings attended on a day other than a Board meeting day. During 1995, all committee meetings were held on the same day as a Board meeting. Directors and members of committees of the Board who are employees of the Company are not compensated for their Board and committee activities. Directors are reimbursed for expenses incurred in attending Board and committee meetings.

     For information on awards of stock options to Messrs. Reid and Weil see "INCENTIVE EQUITY PLAN -- Automatic Stock Option Awards".

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1995, six directors of the Company attended 100% of the meetings of the Board and the committees on which they served either in person or by teleconference. The remaining director of the Company attended 75% of the meetings of the Board. The Board held eight meetings during the year 1995.

                               EXECUTIVE OFFICERS

     Set forth below are the names, ages, titles with the Company and present and past positions of the current executive officers of the Company. All officers serve at the pleasure of the Board of Directors and are appointed for one-year terms.

          NAME               AGE                   TITLE, EXPERIENCE AND COMPANY
- -------------------------    ---     ---------------------------------------------------------
Douglas E. Swanson.......    57      President and Director
                                     1994 -- Present: President, Chief Executive Officer and
                                     Chairman of the Board of the Company; 1992 -- 1994:
                                     President and Chief Executive Officer of the Company;
                                     1978 -- 1991: Executive Vice President of the Company
Randolph Newcomer........    60      Executive Vice President and Director
                                     1992 -- Present: Executive Vice President of the Company;
                                     1986 -- 1991: Senior Vice President -- Operations of the
                                     Company; 1979 -- 1986: Vice President -- Operations of
                                     the Company
Edward A. Guthrie........    51      Vice President -- Finance
                                     1992 -- Present: Vice President -- Finance of the
                                     Company; 1991: Vice President -- Controller of the
                                     Company; 1983 -- 1990: Controller of the Company
Charles M. McCall........    50      Vice President -- Drilling Operations
                                     1991 -- Present: Vice President -- Drilling Operations of
                                     the Company; 1989 -- 1990: General Manager -- Drilling
                                     Operations of the Company; 1986 -- 1989:
                                     Manager -- Operations of the Company
James P. Mitchen.........    45      Vice President -- Business Development
                                     1992 -- Present: Vice President -- Business Development
                                     of the Company; 1991: Vice President -- International
                                     Business Development of the Company; 1989 -- 1990:
                                     Consultant for Cliffs-Neddrill Turnkey International;
                                     1985 -- 1989: Vice President -- Finance of Bawden
                                     Drilling Inc.
Ralph E. Niemi...........    47      Vice President -- MOPU Operations
                                     1992 -- Present: Vice President -- MOPU Operations of the
                                     Company; 1991  -- 1992: General Manager -- MOPU
                                     Operations of the Company; 1990 -- 1991:
                                     Manager -- Turnkey Operations of the Company;
                                     1986 -- 1990: Senior Drilling Engineer with the Company
Gary W. Owen.............    39      Vice President -- Engineering Services
                                     1994 -- Present: Vice President -- Engineering Services
                                     of the Company; 1993 -- 1994: Vice President -- Turnkey
                                     Operations of the Company; 1991  -- 1993: Project
                                     Drilling Manager of Conoco, Inc.; 1989 -- 1990: Drilling
                                     Superintendent of Conoco, Inc.

          NAME               AGE                   TITLE, EXPERIENCE AND COMPANY
- -------------------------    ---     ---------------------------------------------------------
Ed O. Davis..............    38      Treasurer
                                     1992 -- Present: Treasurer of the Company; 1992:
                                     Assistant Treasurer of the Company; 1987 -- 1991:
                                     Manager -- Administration of the Company
James E. Mitchell Jr.....    45      Secretary
                                     1992 -- Present: Secretary of the Company; 1988 -- 1992:
                                     Secretary and Treasurer of the Company; 1985 -- 1988:
                                     Treasurer of the Company
Cindy B. Taylor..........    34      Controller
                                     1992 -- Present: Controller of the Company; 1990 -- 1992:
                                     Senior Manager with Ernst & Young; 1988 -- 1990: Manager
                                     with Ernst & Young

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of the Company's Common Stock beneficially owned as of April 26, 1996 by each director, by certain executive officers and by all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, to the Company's knowledge each of the named persons and members of the group has sole voting and investment (dispositive) power with respect to the shares shown.

                                                            BENEFICIAL OWNERSHIP OF COMMON
                                                                        STOCK
                                                          ----------------------------------
                            NAME                          AMOUNT                  PERCENTAGE
    ----------------------------------------------------  -------                 ----------
    John D. Weil........................................  547,466(1,2)                8.8%
    Douglas E. Swanson..................................   93,612(3,4,5,6,7)          1.5%
    Randolph Newcomer...................................   66,380(3,4,5,6,7)          1.1%
    Michael M. Cone.....................................   41,901                    *
    Joseph E. Reid......................................    2,000(4)                 *
    H. Robert Hirsch....................................    1,000                    *
    Robert M. McInnes...................................      500                    *
    Charles M. McCall...................................   23,500(3,4,5,6,7)         *
    Edward A. Guthrie...................................   22,000(3,4,5,6,7)         *
    James P. Mitchen....................................   19,893(3,6,7,8)           *
    All directors and executive officers
      as a group (15 persons)...........................  874,401(9)                 14.1%

- ---------------
 *  less than 1.0% of class

(1) The information shown above was obtained from the Schedule 13D (Amendment No. 7) dated January 20, 1995 and a Form 4 dated September 26, 1995, both as filed with the Securities and Exchange Commission (the "Commission") by John
    D. Weil, and Forms 144 dated April 11, 1996, all as filed with the Commission by Mr. Weil and his siblings, Paula K. Weil and Richard K. Weil, Jr. Mr. Weil has sole voting and dispositive power with respect to 250,015 shares of Common Stock and shared voting and dispositive power with respect to 11,681 shares of Common Stock. Mr. Weil disclaims beneficial ownership with respect to 330,240 shares of Common Stock.

(2) Includes 2,000 shares of Common Stock which may be acquired upon the exercise of options granted to Mr. Weil, exercisable at $12.00 per share since August 8, 1992.

(3) Includes 4,500, 3,500, 2,000, 2,000 and 2,000 shares of restricted stock awarded to Messrs. Swanson, Newcomer, McCall, Guthrie and Mitchen, respectively, pursuant to the Company's 1988 Incentive Equity Plan upon which restrictions apply and may be subject to forfeiture.

(4) Includes 18,000, 12,900, 2,000, 4,000 and 4,000 shares of Common Stock which may be acquired upon the exercise of options granted to Messrs. Swanson, Newcomer, Reid, McCall and Guthrie, respectively, exercisable at $13.80 per share since June 21, 1991.

(5) Includes 9,600, 8,000, 4,000 and 4,000 shares of Common Stock which may be acquired upon the exercise of options granted to Messrs. Swanson, Newcomer, McCall and Guthrie, respectively, exercisable at $14.25 per share since May 17, 1993.

(6) Includes 30,000, 15,000, 6,000, 5,000 and 3,000 shares of Common Stock which may be acquired upon the exercise of options granted to Messrs. Swanson, Newcomer, McCall, Guthrie and Mitchen, respectively, exercisable at $13.25 per share since December 12, 1994.

(7) Includes 12,000, 7,000, 5,000, 6,000 and 6,000 shares which may be acquired upon the exercise of options granted to Messrs. Swanson, Newcomer, McCall, Guthrie and Mitchen, respectively, exercisable at $12.875 per share at May 20, 1996.

(8) Includes 5,000 shares of Common Stock which may be acquired upon exercise of options granted to Mr. Mitchen exercisable at $11.75 per share since December 18, 1993.

(9) Includes 4,000 shares of Common Stock which may be acquired upon the exercise of options granted to two officers, excluding those named, exercisable at $13.80 per share since June 21, 1991, 7,500 shares which may be acquired upon the exercise of options granted to three officers excluding those named, exercisable at $14.25 per share since May 17, 1993, 3,000 shares which may be acquired upon exercise of options granted to one officer, excluding those named, exercisable at $13.25 per share since December 12, 1994, 5,000 shares which may be acquired upon exercise of options granted to one officer, excluding those named, exercisable at $13.75 per share since July 29, 1995, 17,000 shares which may be acquired upon exercise of options granted to four officers, excluding those named, exercisable at $12.875 per share at May 20, 1996, and 7,500 shares which may acquired upon exercise of options granted to one officer, excluding those named, exercisable at $12.125 per share since September 15, 1995. Also includes 6,500 shares of restricted stock awarded to three officers, excluding those named, pursuant to the Company's 1988 Incentive Equity Plan upon which restrictions apply and may be subject to forfeiture.

                PROPOSED AMENDMENT TO THE INCENTIVE EQUITY PLAN

     On June 9, 1988, the Board of Directors of the Company adopted the Cliffs Drilling Company 1988 Incentive Equity Plan (the "Plan"), effective as of June 21, 1988. By written consent dated June 16, 1988, the sole shareholder of the Company approved the adoption of the Plan. The Plan provides for the number of shares of Common Stock reserved and available for distribution pursuant to awards of stock options, stock appreciation rights, restricted stock or deferred stock thereunder. As of April 26, 1996, of the 490,000 shares of Common Stock authorized under the Plan, 302,875 shares have been awarded in the form of stock options, restricted stock and deferred stock which are still subject to forfeiture or restrictions, 108,675 shares have been awarded in the form of restricted stock no longer subject to restrictions and 1,500 shares have been awarded as stock options which have been exercised. As a result, a balance of 76,950 shares of Common Stock is available for awards under the provisions of the Plan.

     On April 24, 1996, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to increase the previously amended and authorized number of shares of Common Stock reserved and available for distribution pursuant to the Plan, by 160,000 shares. The Board adopted this amendment to ensure that the Company will continue to be able to grant stock options, stock appreciation rights and restricted or deferred stock awards to officers, directors and key employees of the Company, as well as to new employees to be added as a result of the Company's intended and announced acquisition of ten jackup drilling rigs. The Board adopted this amendment at the recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee"), which is composed entirely of non-employee directors.

     At the Annual Meeting, the shareholders are being requested to consider and approve the proposed amendment to the Plan, thereby increasing the number of shares of Common Stock reserved and available for distribution thereunder by 160,000 shares. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the proposed amendment to the Plan.

     The Board of Directors recommends a vote FOR this proposal. The principal features of the Plan are described below under "Incentive Equity Plan."

INCENTIVE EQUITY PLAN

     The Cliffs Drilling Company 1988 Incentive Equity Plan (the "Plan") is designed to encourage employee ownership of the Company's Common Stock and to assist the Company in attracting, retaining and rewarding key personnel. The Plan authorizes the Compensation Committee to grant to eligible participants of the Company and its subsidiaries and affiliates, during a period of 10 years from the date of shareholder approval of the Plan, stock options, stock appreciation rights ("SARs") and restricted or deferred stock awards of Common Stock subject to adjustment for future stock dividends, stock splits, recapitalizations and similar events.

     Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries are eligible for awards of stock options, SARs, restricted stock and deferred stock pursuant to the Plan. At the present time, ten (10) executive officers and approximately fourteen (14) key employees are eligible for participation under the Plan. In addition, each of the first five (5) non-employee directors of the Company elected during the 2-year period following the public distribution of the Common Stock of the Company to the shareholders of Cleveland-Cliffs Inc ("Cleveland") as sole shareholder of the Company on June 21, 1988 (the "Distribution"), were automatically granted non-qualified stock options pursuant to the Plan covering 2,000 shares of Common Stock. See "Automatic Stock Option Awards".

     All awards of stock options, SARs and restricted or deferred stock pursuant to the Plan are made in consideration of the participant's contribution to the management, growth and/or profitability of the Company and its subsidiaries. As of April 26, 1996, the closing price on The Nasdaq Stock Market of the Common Stock which is the subject of such stock options, SARs and restricted or deferred stock was $24.375 per share.

     Stock Options. The Plan permits the granting of non-transferable stock options that either qualify as incentive stock options ("ISOs") under Section 422 (b) of the Internal Revenue Code of 1986, as amended (the "Code"), or do not so qualify ("Non-Qualified Stock Options"). The option exercise price for each share of Common Stock covered by an option shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of such share on the date of grant; provided, however, that the option exercise price for the Non-Qualified Stock Options which were granted to the Company's officers and other key employees as of the Distribution was $13.80 per share, which is the average for the 20 trading days following the Distribution of the daily closing price of the Common Stock as quoted in The Nasdaq Stock Market.

     The term of each option will be fixed by the Compensation Committee, but may not exceed 10 years from the date of grant in the case of an ISO or 10 years and one day from the date of grant in the case of a Non-Qualified Stock Option. The Compensation Committee will determine at which time or times each option may be exercised; the exercisability of options may be accelerated by the Compensation Committee.

     The option exercise price must be paid by certified or bank check or other instrument acceptable to the Compensation Committee or, if the Compensation Committee so determines, by delivery of shares of Common Stock (or in the case of non-qualified stock options only, in restricted stock or deferred stock) valued at fair market value on the exercise date.

     Under the Plan, in the event of termination of employment by reason of normal retirement, approved early retirement, long-term disability or death, an option may thereafter be exercised (to the extent it was then exercisable) for various periods of up to 3 years (or such shorter period as the Compensation Committee shall determine at grant), subject to the stated term of the option. If an optionee's employment terminates voluntarily or involuntarily for any reason other than normal retirement, approved early retirement, disability or death, his options may be exercised, to the extent then exercisable, for 3 months following termination

(unless otherwise determined by the Compensation Committee), except that options cease to be exercisable upon termination for "cause" (as defined in the Plan).

     The Plan also permits the Compensation Committee to cash out options, at the Compensation Committee's election, for cash or shares of Common Stock, and to settle the spread value of an option, upon a cash out or exercise, in the form of restricted or deferred stock.

     Stock Appreciation Rights. The Compensation Committee may also grant non-transferable SARs in conjunction with options, entitling the holder upon exercise to receive an amount in cash and/or shares of Common Stock (as determined by the Compensation Committee) equal in value to the increase since the date of grant in the fair market value of the Common Stock covered by such right. Each SAR will terminate upon the termination or exercise of the related option.

     Restricted Stock. The Compensation Committee may also award restricted stock subject to certain conditions set forth in the Plan and such other conditions and restrictions as the Compensation Committee may determine, which may include the attainment of performance goals and the payment of a purchase price which shall be not less than par value. Prior to the lapse of restrictions on shares of restricted stock, the participant will have all rights of a shareholder with respect to such shares, including voting and dividend rights, subject to the conditions and restrictions generally applicable to restricted stock (and any dividends on such shares) or specifically set forth in the participant's restricted stock award agreement.

     Shares of restricted stock are non-transferable and the Compensation Committee will have the right to provide, in the event that a participant who holds shares of restricted stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions, for the forfeiture of such restricted stock in exchange for the amount, if any, which the participant paid for them.

     Deferred Stock. The Compensation Committee may also make deferred stock awards under the Plan, which involve the non-transferable right to receive shares of Common Stock without any payment in cash or property in one or more installments at a future date or dates, as determined by the Compensation Committee. Receipt of deferred stock may be conditioned in such manner as the Compensation Committee shall determine, including being conditioned on continued employment or attainment of performance goals.

     A recipient of a deferred stock award must enter into an agreement setting forth the applicable provisions for deferral of the shares of Common Stock covered by such award, as determined by the Compensation Committee. Except as otherwise determined by the Compensation Committee, all such rights will terminate upon the participant's termination of employment. Any deferral restrictions under a deferred stock award may be accelerated or waived by the Compensation Committee at any time prior to termination of employment. The Compensation Committee may permit participants to make elections to defer further receipt of a deferred stock award. Recipients of deferred stock awards will be entitled to receive dividend equivalents, subject to the terms of the award agreement.

     Dividend Deferrals under the Plan. The Plan provides for the automatic deferral and deemed reinvestment of (i) dividends paid on restricted stock awards under the Plan and (ii) in the case of deferred stock awards, amounts equal to dividends which would have been paid if shares of Common Stock subject to such award had been outstanding, in each case unless otherwise determined by the Compensation Committee.

     Amendment and Termination. The Board may terminate or suspend the Plan at any time, but such termination or suspension shall not adversely affect any stock options, SARs or restricted or deferred stock awards then outstanding under the Plan, without the participant's consent. The Board may amend the Plan, but may not, without the prior approval of the shareholders, make any amendment that would (i) except as provided under the Plan, increase the number of shares reserved for grants under the Plan, (ii) change the class of employees eligible to receive awards, (iii) extend the maximum term for options or (iv) materially increase the benefits under the Plan. The Compensation Committee may amend the term of any award or option theretofore granted, retroactively or prospectively, but no such amendment shall impair the rights of any holder without the holder's consent. The Compensation Committee may also substitute new stock options for previously granted stock options, including previously granted stock options having higher exercise prices.

     Change in Control Provisions. The Plan provides that in the event of a "Change in Control" (as defined in the Plan) or a "Potential Change in Control" (as defined in the Plan), the Board or the Compensation Committee may provide that (i) any or all stock options and related SARs (to the extent outstanding for at least 6 months) will become fully vested and immediately exercisable,
(ii) the restrictions and deferral limitations applicable to outstanding restricted and deferred stock awards will lapse and the shares of Common Stock in question will fully vest, and (iii) the value of any or all outstanding options and restricted or deferred stock awards will be cashed out on the basis of the highest price paid or offered for the Common Stock during the preceding 60-day period, or such other date as may be determined by the Compensation Committee. In addition, at any time prior to or after a "Change in Control" or a "Potential Change in Control", the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine to be appropriate.

     Federal Income Tax Consequences. The following summary is a description of the Federal income tax consequences to the recipient and the Company of the issuance and exercise of stock options granted pursuant to the Plan. The summary is not intended to be exhaustive and does not attempt to be a comprehensive description of all possible tax effects.

     The grant of an ISO will not be treated as taxable income to the optionee for federal tax purposes, and will not result in a deduction for the Company for tax purposes. On exercise of an ISO, the optionee will not recognize any taxable income, and the Company will not be entitled to a deduction for tax purposes, although exercise of an ISO may give rise to liability under the alternative minimum tax provisions of the Code. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     For federal income tax purposes, dispositions are either qualifying or disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the options and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares, over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, the optionee will recognize ordinary income (and the Company will be entitled to a deduction for tax purposes) in an amount equal to the lesser of
(a) the excess of (i) the fair market value of those shares on the date the option was exercised, over (ii) the exercise price paid for the shares, or (b) the gain on sale. Any gain of the optionee making a disqualifying disposition in excess of (a) above will be treated as a capital gain. However, a disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO. To the extent the optionee must recognize ordinary income on the sale or other disposition of purchased shares, the Company will be entitled to a corresponding deduction for tax purposes of the same amount.

     No income is realized by the optionee at the time a Non-Qualified Stock Option is granted. Upon exercise, the amount by which the fair market value of the purchased shares on the exercise date exceeds the option price will generally be taxable to the optionee as compensation income and deductible by the Company for tax purposes. Upon disposition of the shares, appreciation or depreciation after the exercise date is treated as a short-term or long-term capital gain or loss to the optionee and will not result in any deduction by the Company.

     The Company anticipates that any compensation deemed paid by the Company to its executive officers as a result of stock options will remain deductible by the Company and will either (a) not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company, or (b) will not cause such limit to be exceeded.

     The granting of SAR's will not result in income to the optionee or a deduction for tax purposes for the Company at the time of the grant. Upon exercise, the amount of cash and/or the value of the stock received will be treated as compensation income to the optionee and deductible by the Company for tax purposes.

     In general, the recipient of a restricted stock award will recognize ordinary income in the amount of any cash received plus the market value of the shares on the date when the shares are no longer subject to a substantial risk of forfeiture (as such term is defined in the Code) less any amount paid for the shares, and the Company will be entitled to a deduction for tax purposes in the same amount. If the recipient of a restricted stock award makes a timely election under Section 83(b) of the Code to have the tax liability determined at the time of the grant rather than when the restrictions lapse, the recipient will recognize compensation income and the Company shall be entitled to a deduction at that time, in an amount equal to the fair market value of the shares on the grant date.

     Automatic Stock Option Awards. The Plan provides for an automatic grant of Non-Qualified Stock Options for a total of 2,000 shares of Common Stock to each of the first 5 non-employee directors of the Company, elected during the 2-year period following the Distribution (subject to anti-dilution adjustments under the Plan to reflect stock dividends, stock splits and the like). Each such option is for a term of 10 years, with 50% becoming exercisable after one year and 25% after each of the succeeding 2 years. Such options become immediately exercisable upon a "Change of Control" or "Potential Change of Control" as and to the extent provided under the Plan. The price per share for such grant to Mr. Reid is $13.80, which is the average for the 20 trading days following the Distribution of the daily closing price of the Common Stock as quoted on The Nasdaq Stock Market. As to grants effective following the Distribution, the Plan provides for an option price per share equal to the closing price of the Common Stock on The Nasdaq Stock Market on the date of the grant. The price per share for the grant to Mr. Weil is $12.00. No action by the Compensation Committee is required to effect any such grants.

INCENTIVE BONUS PLAN

     Pursuant to the Company Incentive Bonus Plan ("Bonus Plan"), participants are provided an opportunity to receive additional compensation based on their performance and the performance of the Company. Eligible participants in the Bonus Plan are those officers and other key employees, determined on a calendar year basis, who by their individual contributions promote the interests of the Company and its subsidiaries. During each year the Bonus Plan is in effect, a target bonus for each eligible participant for such year is determined. At the end of each year, the Compensation Committee gives consideration to the Company's performance during such year in light of business conditions and earnings opportunities. On the basis of such determination, the Compensation Committee designates a percentage to be multiplied by the aggregate of such target bonuses for the participants, and the product obtained constitutes a general bonus pool from which individual bonuses are awarded.

     Individual bonuses for executive officers, excluding the Chief Executive Officer, are determined by the Compensation Committee after consulting with the Chief Executive Officer, and individual bonuses for other participants are determined by the Chief Executive Officer. The bonus for the Chief Executive Officer is determined by the Compensation Committee. Individual bonuses are based on the performance of a participant and of the business segment of the Company in which the participant is involved. A bonus for an individual can vary from zero to 150% of the target bonus; however, the aggregate of all bonuses paid under the Bonus Plan for any year cannot exceed such general bonus pool.

     In addition to a general bonus pool, a special bonus pool may be established in an amount equal to 10% of the aggregate amount of such target bonuses. Bonus awards may be made from such special bonus pool at the discretion of the Chief Executive Officer to participants whether or not they have received an award from the general bonus pool.

401(K) SAVINGS PLAN

     Pursuant to the Cliffs Drilling Company 401(k) Savings Plan (the "401(k) Plan"), any employee who has reached age 21 and completed 90 days of service may reduce his salary and have the Company contribute an equal amount on his behalf to the 401(k) Plan. Employee contributions range in one percent multiples up to 16% of salary, with a 1995 calendar year dollar maximum of $9,240 (as required by the Code). In addition, the Company contributes on behalf of each participant (or "matches") an amount equal to 100% of that portion of each participant's contribution which does not exceed 6% of the participant's annual salary. Both the employee and employer contributions for certain highly compensated employees may be further limited through the operation of the nondiscrimination requirements found in Sections 401(k) and 401(m) of the Code.

     Employee contributions may be invested in any or all of six investment options, at the choice of the participant. Contributions may be split between investment options in multiples of 5%. Employer contributions are invested in Common Stock. Employee contributions are 100% vested and nonforfeitable. Employer contributions are subject to a graded vesting schedule, with participants being fully vested upon completion of 5 years of service with the Company or a qualified affiliate. Distributions from the 401(k) Plan are made upon retirement, death, disability or separation from service. Contributions to the 401(k) Plan and earnings on contributions are not included in a participant's gross income until distributed to the participant.

     In 1989, the 401(k) Plan was amended to include provisions wherein participants are able to procure loans from their respective individual accounts within the 401(k) Plan, not to exceed one-half of each participant's vested balance in such accounts, limited to a maximum of $50,000. Repayments are achieved through systematic payroll deductions. All loans are documented by execution of promissory notes, secured by pledge of the participant's remaining vested balance in the respective accounts and are subject to interest at prevailing competitive rates. Other terms of the loans are governed by the Company's policies, subject to the rules, regulations and pronouncements promulgated by the Department of Labor, the Employee Retirement Income Security Act of 1974 and any other agency or statutes having regulatory authority over such matters.

RETENTION PLAN FOR SALARIED EMPLOYEES

     The Cliffs Drilling Company Amended and Restated Retention Plan for Salaried Employees (the "Retention Plan"), effective through May 19, 1999, provides certain additional benefits to employees only upon the occurrence of certain events essentially constituting a change of control as defined in the Retention Plan. Under the provisions of the Retention Plan, an eligible employee of the Company whose employment is terminated by the Company during the term of the Retention Plan is entitled to receive a severance benefit equal to the greater of 6 to 12 months continuation of base salary (depending upon such employee's position) or the employee's weekly base salary times his or her number of years of continuous service with the Company. Eligible employees also are entitled to receive continuation of health and life insurance benefits and payment for unused vacation time accrued during the calendar year in which employment was terminated. Additionally, certain management employees are eligible for reimbursement of reasonable out-placement expenses in an amount up to 15% of their final annual base salary. Eligible participants under the Retention Plan may be reimbursed for legal fees and expenses incurred in enforcing their respective rights under the Retention Plan. The Retention Plan is unfunded, and all benefits payable thereunder are to be derived from the Company's then current operating funds. Any employees who have separate agreements with the Company providing for severance or other salary continuation benefits are not entitled to participate in the Retention Plan.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements ("Indemnification Agreements") with each of its directors and officers. The Indemnification Agreements provide indemnification for any amount which a director or officer is or becomes obligated to pay relating to or arising out of any claim made against such director or officer because of any act, failure to act or neglect or breach of duty, including, without limitation, an actual or alleged error, misstatement or misleading statement, which such director or officer commits, suffers, permits or acquiesces in while acting as a director or officer of the Company. The Indemnification Agreements are intended to provide benefits and protections beyond those provided for by the Company's Certificate of Incorporation. The Indemnification Agreements were approved by Cleveland-Cliffs Inc, as the sole shareholder of the Company, prior to the Distribution, and subsequently have been renewed and approved by the Board.

EXECUTIVE AGREEMENTS

     The Company has entered into executive agreements ("Executive Agreements") with Messrs. Swanson, Newcomer, Guthrie and Mitchen regarding employment and benefits due to such executive officers upon a change of control. The purposes of the Executive Agreements are (i) to assure that the Company will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control, (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations.

     The Executive Agreement for Mr. Swanson has an initial term of three years, and the Executive Agreements for Messrs. Newcomer, Guthrie and Mitchen have initial terms of two years. The operative provisions of each Executive Agreement remain dormant until a change of control occurs. During this dormant period, the Executive Agreement is automatically renewed for successive three-year or two-year terms (as the case may be) upon each anniversary of the date of the Executive Agreement, unless the Company affirmatively takes action to cease such renewals. Benefits are triggered in two stages: (i) the operative provisions take effect upon a change of control and (ii) severance benefits become payable upon termination of employment thereafter.

     Change of Control Provisions. The definition for change of control ("Change of Control") in the Executive Agreements is identical to that used in the Company's Incentive Equity Plan and the Retention Plan. Upon a Change of Control, the executive is provided with an employment agreement for a three-year term (with respect only to Mr. Swanson) or a two-year term (with respect to Messrs. Newcomer, Guthrie and Mitchen). The Executive Agreements provide that during the term of employment following a Change of Control, the executive's duties, responsibilities, compensation and benefits will continue on substantially the same terms and conditions as prior to the Change of Control.

     Severance Benefits upon Termination of Employment Following a Change of Control. The Executive Agreements specify the severance benefits due to the executive upon termination of the executive's employment during the employment period following a Change of Control of the Company. Such termination may be by the Company for cause (as defined in the Executive Agreements) or without cause, or by the voluntary termination by the executive for good reason (as defined in the Executive Agreements) or without good reason, or by reason of the death or disability of the executive. Upon termination of employment by the executive with good reason or by the Company without cause, the executive becomes entitled to a lump-sum severance package equivalent to all compensation and benefits he would have received for the remainder of the employment period, as though no termination occurred, as well as the immediate vesting of stock options, SARs and other fringe benefits (out-placement services, etc.). Termination by the executive without good reason or by the Company for cause shall operate to reduce the severance benefits available. The Company is obligated to "gross-up" any severance compensation payments in order to cover excise taxes, interest or penalties, if any, imposed under the Code.

     Miscellaneous. The Executive Agreements are not intended to supplant or modify any other agreements, plans or policies to which the executive is a party or which cover the executive, except that to the extent the executive is entitled to benefits under both the Retention Plan and the Executive Agreement, the executive waives all rights, claims, benefits or payments arising out of the Retention Plan. Finally, the executive agrees that, except as otherwise provided in any other agreement between the executive and the Company, the executive's employment is "at will" and may be terminated by the executive or the Company prior to the occurrence of a Change of Control without triggering the benefits provided under the Executive Agreement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table set forth below is intended to provide shareholders a concise comprehensive overview of compensation awarded, earned or paid during the reporting period. The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers, for services rendered in all capacities during the fiscal years 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                                   -------------------------
                                                                            AWARDS
                                                    ANNUAL         -------------------------
                                                COMPENSATION(1)    RESTRICTED     SECURITIES
                                               -----------------     STOCK        UNDERLYING    ALL OTHER
              NAME AND                FISCAL   SALARY     BONUS      AWARDS        OPTIONS     COMPENSATION
         PRINCIPAL POSITION            YEAR      ($)       ($)      ($)(2,3)         (#)          ($)(4)
- ------------------------------------  ------   -------   -------   ----------     ----------   ------------
Douglas E. Swanson..................   1995    251,667   130,000         --             --        14,877
  President and Chief                  1994    240,000   120,000         --             --        14,026
  Executive Officer                    1993    223,333   105,000         --         12,000        12,940
Randolph Newcomer...................   1995    188,417    65,000         --             --        13,833
  Executive Vice President             1994    182,000    80,000         --             --        13,620
                                       1993    177,000    70,000         --          7,000        12,969
Charles M. McCall...................   1995    123,833    52,000         --             --         8,813
  Vice President-Drilling              1994    118,000    65,000         --             --         8,029
  Operations                           1993    114,667    60,000         --          5,000         7,651
Edward A. Guthrie...................   1995    117,000    55,000         --             --         9,088
  Vice President -- Finance            1994    110,000    50,000         --             --         7,459
                                       1993    105,833    50,000         --          6,000         7,098
James P. Mitchen....................   1995    115,833    55,000         --             --         8,167
  Vice President -- Business           1994    110,000    55,000         --             --         7,049
  Development                          1993    105,833    55,000         --          6,000         6,656

- ---------------

(1) Amounts shown include cash compensation earned and received by executive officers, as well as amounts earned but deferred at the election of those executive officers relating to their participation in the Company's defined contribution plan. The bonuses shown above for 1995 and 1994 were earned for those years, but were paid in February, 1996 and March, 1995, respectively.

(2) Shares of restricted stock were issued to these executive officers effective December 31, 1992, in consideration for full-recourse interest bearing promissory notes of that same date, payable to the Company by the respective executive officers. See footnote (3) to "SECURITY OWNERSHIP OF MANAGEMENT". The amount of each promissory note equals the market value of the restricted stock at the date of award. Such restricted stock was issued in conjunction with long-term incentive awards in the form of deferred stock granted December 31, 1992 under the Company's 1988 Incentive Equity Plan (the "Plan"), in tandem with the restricted stock awarded. Such deferred stock awards allow the holder to receive varying percentages of a specified number of shares of Common Stock at the end of a five-year period terminating December 31, 1997, based on the level of appreciation of the Company's book value per share of Common Stock during said five-year period. The terms of the awards provide that if the book value per share (defined as consolidated shareholders' equity divided by the number of outstanding shares of Common Stock) increases by less than ten percent (10%) compounded annually for five years, then no portion of the deferred stock is earned and all such deferred stock is forfeited. If the book value per share increases by at least ten percent (10%), but less than fifteen percent (15%), compounded annually for five years, then sixty percent (60%) of the deferred stock is earned and the balance is forfeited. One hundred percent (100%) of the deferred stock awarded is earned if the book value per share increases by at least fifteen percent (15%) compounded annually for five years. Under the terms of the Company's 1988 Incentive Equity Plan, the Compensation Committee retains discretion, subject to Plan limits, to modify the terms of outstanding awards to take into account the effect of unforeseen or extraordinary events and accounting changes.

(3) Other than the restricted stock granted on December 31, 1992 as described above, restrictions have lapsed on all shares of restricted stock previously awarded to the named executive officers. The Plan provides for the automatic deferral and deemed reinvestment of dividends paid on restricted stock awards under the Plan. No dividends have been paid to date on any shares of restricted stock.

(4) The amounts shown in this column for the last fiscal year are comprised of the following: an aggregate of $39,880 of Company payments to the defined contribution plan, consisting of $9,240, $9,240, $7,430, $7,020 and $6,950 on behalf of Messrs. Swanson, Newcomer, McCall, Guthrie and Mitchen, respectively, an aggregate of $5,833 of Company paid universal life insurance premiums in excess of the Company's basic benefits for the last fiscal year in the amount of $4,593 on behalf of Mr. Newcomer, and for a portion of the last fiscal year, $852, $183, $159 and $46 on behalf of Messrs. Swanson, McCall, Guthrie and Mitchen, respectively, and an aggregate of $9,065 of deemed compensation resulting from Company paid split dollar life insurance premiums on behalf of Messrs. Swanson, Guthrie, McCall and Mitchen in the amount of $4,785, $1,909, $1,200 and $1,171, respectively.

AGGREGATED OPTION/SAR GRANTS IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table presents the total number of the Company's Common Stock options held by the reportable executive officers at December 31, 1995, denoting the exercisability of each option at that time.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                VALUE OF
                                                                NUMBER OF SECURITIES           UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                   OPTIONS/SARS AT           OPTIONS/SARS AT
                                    SHARES                       FISCAL YEAR-END(#)        FISCAL YEAR-END($)
                                  ACQUIRED ON      VALUE       -----------------------     -------------------
                                   EXERCISE       REALIZED          EXERCISABLE/              EXERCISABLE/
              NAME                    (#)           ($)             UNEXERCISABLE             UNEXERCISABLE
- --------------------------------  -----------     --------     -----------------------     -------------------
Douglas E. Swanson..............       --             --             66,600/3,000              83,775/5,625
Randolph Newcomer...............       --             --             41,150/1,750              48,599/3,281
Charles M. McCall...............       --             --             17,750/1,250              21,831/2,344
Edward A. Guthrie...............       --             --             17,500/1,500              21,738/2,813
James P. Mitchen................       --             --             12,500/1,500              27,938/2,813

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Five non-employee directors comprise the Compensation Committee which is responsible for setting and administering executive officers' salaries, annual bonuses and the incentive plans that govern the compensation paid to all such executives. In addition, the Compensation Committee advises and consults with management regarding benefit plans and compensation policies and practices of the Company.

  Compensation Philosophy

     The executive compensation program of the Company has been designed to motivate, reward, attract and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, the Compensation Committee seeks to:

     - Reward executives for long-term strategic management and the enhancement of shareholder value;

     - Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;

     - Integrate compensation programs with the Company's short and long-term strategic plans;

     - Attract and retain key executives critical to the long-term success of the Company and each of its business segments; and

     - Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Common Stock.

     The executive compensation program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, restricted stock, deferred stock and stock appreciation rights, and benefits typically offered to executives by major corporations. The Company's current compensation levels are well within the $1 million limitation on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Company intends to take the necessary steps in subsequent years to ensure that the Company's future compensation packages will comply with such limits on compensation deductibility.

     As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based upon performance incentives and a lesser portion upon salary and employee benefits, causing greater variability in the individual's absolute compensation level from year to year. In addition, the higher that one rises in the Company, the greater the mix of compensation shifts to reliance on the value of the Common Stock through stock-based awards.

  Base Salaries

     Base salaries for executive officer positions are generally determined by competitive factors. These competitive factors include primarily the base salary of other top executives of drilling contractors and the oil service sector. Salary reviews and market comparisons are conducted annually.

     The Company has participated in drilling industry management compensation surveys since 1983. Members of the Compensation Committee review the various compensation surveys to determine comparable compensation provided by similar companies. The Compensation Committee also considers business performance, general economic conditions, and for those officers responsible for a particular business segment, the financial and non-financial results of the applicable business segment, including implementation and accomplishment of Company goals and objectives.

     The salaries of the Chief Executive Officer and the named executive officers were established at the meeting of the Compensation Committee on May 18, 1995 and there have been no increases in base salaries for the Chief Executive Officer or the other named individuals since the May, 1995 meeting.

  Incentive Bonus Plan

     The compensation policy of the Company dictates that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is "at risk," with annual bonus compensation at target levels amounting to approximately 50% of base salary.

     Under the Company's Incentive Bonus Plan, bonuses are awarded annually based on the executive's individual performance and the performance of the business segment associated with such executive in relation to specific goals and objectives. In the case of the Chief Executive Officer, the performance of the entire Company is evaluated in relation to specific performance goals.

     The performance goals for the Chief Executive Officer and the other executive officers include both financial and non-financial objectives, including achieving certain financial targets in relation to internal budgets, developing internal infra-structure and enhancing positions in certain markets. The financial criteria include, among other things, controlling direct and overhead expenses, increasing cash flow from operations and increasing net income. The non-financial criteria include expansion of the Company's market share in both the domestic and international markets, as well as developing operations in identified strategic markets. Subsequent to the end of the year, a review of the performance is made by the Compensation Committee against these goals and annual incentive awards, if any, are approved and recommended by the Compensation Committee to the Board.

     On February 27, 1996 the Compensation Committee granted a total of $495,500 under the Incentive Bonus Plan to the Company's ten (10) executive officers, including awards to Messrs. Swanson, Newcomer, McCall, Guthrie and Mitchen of $130,000, $65,000, $52,000, $55,000 and $55,000, respectively, and a total of
$214,500 to certain other key employees as a group. Such bonuses awarded were paid in February, 1996.

  Incentive Equity Plan

     The Incentive Equity Plan was established in 1988 to reward performance of officers and key employees through the award of stock options, stock appreciation rights and restricted or deferred stock awards. This plan reinforces the long-term portion of the compensation plan available to each of the officers and key employees and places emphasis on an increase in shareholder value either through stock price appreciation and/or increases in book value per share. No awards under the Incentive Equity Plan were made during the 1995 fiscal year. As of April 26, 1996, the current executive officers of the Company as a group have received stock options granting the right to acquire 211,000 shares of Common Stock in the aggregate and all employees other than the current executive officers have received stock options granting the right to acquire 49,875 shares of Common Stock in the aggregate.

  Chief Executive Officer

     The Compensation Committee desires to link the compensation of the Company's Chief Executive Officer with the enhancement of shareholder value. In determining Mr. Swanson's award under the Incentive Bonus Plan, the Committee was influenced by his leadership and corporate direction regarding the Company's 1995 performance, particularly the Company's financial and business development accomplishments. Despite the continuing volatile economic environment faced by the oilfield service industry during fiscal year 1995, the Company increased the market value of its Common Stock approximately 25%, recorded significant net income and strong cash flow from operations, expanded its engineering services and daywork drilling operations in the Republic of Venezuela, eliminated losses generated from oil and gas operations and continued its development as an innovator in solving the needs of oil and gas operators in domestic and international markets.

  Summary

     The Compensation Committee believes the compensation philosophy of aligning executive compensation with Company objectives, business strategy and financial performance best links executive compensation with the long-term interest of shareholders. In connection with performance reviews and the goals targeted to enhance shareholder value, key officers and employees are rewarded accordingly. The Compensation Committee believes 1995 compensation adequately reflects the Company's compensation policies and practices.

                                    COMPENSATION COMMITTEE
                                    John D. Weil, Chairman
                                    Michael M. Cone
                                    H. Robert Hirsch
                                    Robert M. McInnes
                                    Joseph E. Reid

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION COMMITTEE DECISIONS

     During the Company's 1995 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

     No member of the Compensation Committee of the Board of Directors of the Company was, during the 1995 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure according to applicable rules and regulations of the Securities and Exchange Commission, except Mr. Cone, a member of the Compensation Committee who was formerly an executive officer of the Company.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Nasdaq Stock Market Composite Index and the Company's peer group index (Simmons & Company Offshore Drillers Index).

                                   [GRAPH]

                                                                   Simmons &
                                                                   Compan y
                                    Cliffs       Nasdaq Stock      Offshore
      Measurement Period           Drilling       Market Com-      Drillers
    (Fiscal Year Covered)           Company      posite Index        Index
1990                                    100.00          100.00          100.00
1991                                     113.6           160.5            57.1
1992                                     110.2           186.9            59.2
1993                                     113.6           214.5            99.3
1994                                     106.8           209.7            81.5
1995                                     135.2           296.5           157.0

- ---------------
(1) The plot points shown in the performance graph and accompanying table above are calculated as of December 31st of each fiscal year.

(2) The Nasdaq Stock Market Composite Index and the Simmons & Company Offshore Drillers Index are calculated using total returns to common stock assuming reinvestment of dividends. The Simmons & Company Offshore Drillers Index includes Arethusa (Off-Shore) Ltd., Atwood Oceanics, Inc., Cliffs Drilling Company, Diamond Offshore Drilling, Inc., Dual Drilling Company, ENSCO International, Inc., Falcon Drilling Company, Inc., Global Marine Inc., Marine Drilling Company, Inc., Noble Drilling Corporation, Reading & Bates Corporation, Rowan Companies, Inc. and Sonat Offshore Drilling Inc.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information concerning the number of shares of Common Stock owned beneficially as of April 26, 1996 (except as otherwise indicated) by each person or "group" (as that term is used in the Securities Exchange Act of 1934) known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock as of that date. Unless otherwise noted, to the Company's knowledge each person listed below has sole voting and dispositive power with respect to the shares listed.

                                                                           BENEFICIAL OWNERSHIP
                                                                                    OF
                                                                               COMMON STOCK
                                                                          ----------------------
                        NAME OF BENEFICIAL OWNER                          AMOUNT      PERCENTAGE
- ------------------------------------------------------------------------  -------     ----------
Heartland Advisors, Inc.(1)
  790 North Milwaukee Street
  Milwaukee, WI 53202...................................................  746,900        12.1%
Ryback Management Corporation(2)
  Lindner Dividend Fund
  7711 Carondelet Avenue
  Box 16900
  St. Louis, MO 63105...................................................  578,586         9.3%
John D. Weil(3)
  200 North Broadway
  Suite 825
  St. Louis, MO 63102...................................................  547,466         8.8%
Quest Advisory Corp.(4)
  Quest Management Company
  Charles M. Royce
  1414 Avenue of the Americas
  New York, NY 10019....................................................  443,600         7.2%
Wellington Management Company(5)
  75 State Street
  Boston, MA 02109......................................................  399,000         6.4%

- ---------------
(1) The information shown above was obtained from the Schedule 13G (Amendment No. 2) dated February 9, 1996, as filed with the Securities and Exchange Commission (the "Commission") by Heartland Advisors, Inc. ("Heartland"). Heartland has sole voting and dispositive power in regards to 609,900 and 746,900 shares of Common Stock, respectively.

(2) The information shown above was taken from the Schedule 13G (Amendment No.
    1) dated January 25, 1996, as filed with the Commission by Ryback Management Corporation in its fiduciary capacity on behalf of Lindner Dividend Fund.

(3) The information shown above was obtained from the Schedule 13D (Amendment No. 7) dated January 20, 1995 and a Form 4 dated September 26, 1995, both as filed with the Commission by John D. Weil, and Forms 144 dated April 11, 1996, all as filed with the Commission by Mr. Weil and his siblings, Paula
    K. Weil and Richard K. Weil, Jr. Mr. Weil has sole voting and dispositive power with respect to 250,015 shares of Common Stock and shared voting and dispositive power with respect to 11,861 shares of Common Stock. Mr. Weil disclaims beneficial ownership with respect to 330,240 shares of Common Stock.

(4) The information shown above was obtained from the Schedule 13G (Amendment No. 2) dated February 14, 1996, as filed with the Commission by Quest Advisory Corp. ("Quest") on behalf of itself, Quest Management Company ("QMC") and Mr. Charles M. Royce. Quest and QMC may be deemed to have sole voting and dispositive power in regards to 414,000 and 29,600 shares, respectively, of Common Stock. As a controlling person of Quest and QMC, Mr. Royce may be deemed to own beneficially such shares, but Mr. Royce disclaims beneficial ownership of such shares.

(5) The information shown above was obtained from the Schedule 13G (Amendment No. 3) dated January 27, 1996, as filed with the Commission by Wellington Management Company ("Wellington") on behalf of itself and its wholly-owned subsidiary, Wellington Trust Company, N. A. Wellington may be deemed to hold shared voting power with respect to 179,000 shares of Common Stock and shared dispositive power with respect to 399,000 shares of Common Stock, respectively.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent (10%) shareholders are required by the regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements were complied with applicable to its officers, directors and greater-than-ten-percent beneficial owners.

                              CERTAIN TRANSACTIONS

     There are no transactions or relationships between management and the Company or others which are material and are required to be disclosed.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     By resolution of the Board, the firm of Ernst & Young LLP, Certified Public Accountants, was chosen as the independent public accountants to examine the books, records and accounts of the Company for the year 1996. In accordance with that same resolution, this selection is being presented to the shareholders for ratification. Ernst & Young LLP have been the independent public accountants of the Company since 1978. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders on May 22, 1996, with an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. If the shareholders do not ratify the employment of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

                           1997 SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 1997 Annual Meeting of Shareholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Secretary of the Company at its principal office at 1200 Smith Street, Suite 300, Houston, Texas 77002, no later than January 2, 1997.

                               VOTING PROCEDURES

     All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be determined by written ballot. Directors shall be elected by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. All shares represented by proxies that reflect abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     Shares referred to as "broker non-votes" (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, such shares will be treated as not present and not entitled to vote with respect to that matter (even though such shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                                 OTHER BUSINESS

     The Board knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JAMES E. MITCHELL JR.

                                          JAMES E. MITCHELL JR.
                                          Secretary

                                                  CLIFFS DRILLING COMPANY


                                                         NOTICE OF

                                                       ANNUAL MEETING

                                                      OF SHAREHOLDERS

                                                       TO BE HELD ON

                                                        MAY 22, 1996

                                                            AND

                                                      PROXY STATEMENT


                                               [CLIFFS DRILLING COMPANY LOGO]

                            CLIFFS DRILLING COMPANY
        PROXY SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
P               SHAREHOLDERS TO BE HELD WEDNESDAY, MAY 22, 1996.

R The undersigned hereby appoints H. Robert Hirsch and Joseph E. Reid or either of them, proxies, with full power of substitution and with
O discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of
X Cliffs Drilling Company (the "Company"), or any adjournments thereof. The undersigned instructs said proxies to vote as follows:
Y

     1. ELECTION OF DIRECTORS                       (change of address)
        Nominees: Robert M. McInnes and   _____________________________________
        Douglas E. Swanson

     2. APPROVAL OF PROPOSED AMENDMENT    ______________________________________
        TO THE COMPANY'S 1988 INCENTIVE
        EQUITY PLAN

     3. APPOINTMENT OF ERNST & YOUNG LLP  ______________________________________
        AS INDEPENDENT PUBLIC ACCOUNTANTS
        OF THE COMPANY FOR 1996

     4. IN THEIR DISCRETION AS TO SUCH    ______________________________________
        OTHER MATTERS AS MAY PROPERLY     (If you have written in the above
        COME BEFORE THE MEETING           space, please mark the corresponding
                                          box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT
VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                     -----------
                                                                     SEE REVERSE
                                                                     -----------

/X/ Please mark your                  SHARES IN YOUR NAME               |
    votes as in this                                                    |
    example.                                                            |_______

                FOR   WITHHELD                             FOR  AGAINST  ABSTAIN
1. Election of   / /     / /    2. Approval of proposed    / /    / /      / /
   Directors                       amendment to the
   (see reverse)                   Company's 1988
                                   Incentive Equity Plan.

For, except vote withheld from  3. Appointment of Ernst &   / /     / /      / /
the following nominee(s):          Young LLP as independent
                                   public accountants of
                                   the Company for 1996.

                                4. As such proxies may in   / /     / /      / /
                                   their discretion
                                   determine upon such
                                   other matters as may
                                   properly come before the
                                   meeting.

                    Change / /
                      of
                    Address

                    Attend / /
                    Meeting

SIGNATURE(S)________________________________________ DATE ____________

SIGNATURE(S)________________________________________ DATE ____________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign with the full corporate name by duly authorized officer or officers. A partnership should sign in the partnership name by a partner.

                                                                    APPENDIX B


                                AMENDMENT NO. 3
                                     TO THE
                            CLIFFS DRILLING COMPANY
                           1988 INCENTIVE EQUITY PLAN

        Pursuant to the terms and provisions of Section 10 of the Cliffs Drilling Company 1988 Incentive Equity Plan (the "Plan"), Cliffs Drilling Company, a Delaware corporation (the "Company"), hereby adopts the following Amendment No. 3 to the Plan (the "Amendment No. 3").


                                       4.

        The first sentence of Section 5 of the Plan is hereby amended in its entirety by substituting the following therefor:

                        "The total number of shares of Stock reserved and
               available for distribution pursuant to Stock Options or other awards hereunder shall be 650,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares."


                                       5.

        Each amendment made by this Amendment No. 3 to the Plan has been effected in conformity with the provisions of the Plan. This Amendment No. 3 was adopted by the Compensation Committee of the Board of Directors of the Company on April 24, 1996 and approved by the shareholders of the Company on May __, 1996.


                                       6.

        At the time of the adoption of this Amendment No. 3 to the Plan, __________ shares of the Company's common stock, $0.01 par value per share, were outstanding and entitled to vote, ____________ were represented in person or by proxy, of which ____________ shares were voted for this Amendment No. 3 and ___________ shares were voted against this Amendment No. 3.


        Dated: May __, 1996.



                                                     CLIFFS DRILLING COMPANY



                                                     BY:______________________
                                                        James E. Mitchell, Jr.,
                                                        Secretary